UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CARDIAC SCIENCE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2010

Dear Stockholders:

I am pleased to invite you to the 2010 Annual Meeting of Stockholders of Cardiac Science Corporation. The meeting will be held at 10:00 a.m. local time on Thursday, May 20, 2010 at Cardiac Science’s offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the proposals to be considered at the meeting.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to use the Internet as the principal means of delivering our proxy materials to our stockholders. On April 9, 2010, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement for our 2010 Annual Meeting of Stockholders and our 2009 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you can join us at the Annual Meeting. Whether or not you can attend the meeting, your vote is important. Please read the enclosed Proxy Statement. When you have done so, please vote and submit your proxy via the Internet or by telephone or mail in order to ensure your representation at the meeting and the presence of a quorum. If you attend the meeting you will, or course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

TO THE STOCKHOLDERS OF CARDIAC SCIENCE CORPORATION:

On Thursday, May 20, 2010, we will hold our Annual Meeting of Stockholders at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The meeting will begin at 10:00 a.m. local time. At the meeting, stockholders will be asked to:

1. Elect two Class II directors nominated by the board of directors to serve until the 2013 Annual Meeting of Stockholders;

2. Ratify the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

3. Consider other matters properly presented at the meeting.

Our board of directors recommends a vote FOR the election of our board-nominated directors and FOR the ratification of the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm. You are entitled to vote at the annual meeting only if you were a stockholder of record at the close of business on March 29, 2010.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

Bothell, Washington
April 9, 2010

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please vote your shares via the Internet or by telephone or mail as promptly as possible to ensure your representation at the meeting and the presence of a quorum. A return envelope (which is postage prepaid if mailed in the United States), if printed copies of the proxy materials were requested, is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

PROXY STATEMENT CONTENTS

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

ANNUAL MEETING INFORMATION

We are making this proxy statement available to you in connection with the solicitation of proxies by our board of directors for use at the 2010 Annual Meeting of Stockholders to be held on Thursday, May 20, 2010 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. In this proxy statement, we sometimes refer to the 2010 Annual Meeting of Stockholders as the “annual meeting” or the “meeting” and Cardiac Science Corporation as the “Company.” The annual meeting will be held at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The proxy statement and form of proxy are first being made available on or about April 9, 2010 to the stockholders of record who owned shares of our common stock as of March 29, 2010 (the “Record Date”).

Under the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to use the Internet as the principal means of delivering our proxy materials to our stockholders. On April 9, 2010, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the annual meeting and our 2009 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Who is entitled to vote?

Only holders of record of common stock at the close of business on March 29, 2010 may vote at the annual meeting. We had approximately 23,647,872 shares of common stock outstanding on that date.

What is a quorum?

There must be a quorum for the meeting to be held. The required quorum is a majority of the shares issued and outstanding on the Record Date. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

What matters are being presented at the annual meeting?

You are being asked to elect two directors to our board of directors nominated by the board to serve until the 2013 Annual Meeting of Stockholders and to ratify the appointment of KPMG LLP as our independent registered public accounting firm. The board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

How many votes are required to elect a director?

If a quorum is present at the annual meeting, the two candidates receiving the highest number of affirmative votes will be elected. In a plurality election, such as this, broker non-votes, abstentions or withhold votes have no effect, since approval by a percentage of the shares present or outstanding is not required. Stockholders are not entitled to cumulate votes for the election of directors.

How many votes are required to ratify the appointment of KPMG LLP as our independent registered public accounting firm?

If a quorum is present at the annual meeting, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent registered public accounting firm as well as to approve any other proposals that properly come before the meeting. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” these proposals.

How many votes do I have?

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.

How may I cast my vote?

If you are the holder of record of your shares, you may vote in person, by telephone, via the Internet or by mail, as described below. If your shares are held of record by a broker, bank or other nominee, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Record stockholders may cast their vote by:

(1) Attending and voting in person at the annual meeting;

(2) Accessing the Internet website specified in the Notice of Internet Availability of Proxy Materials and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3) Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4) Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that the proxy contains, or is submitted with, information from which the inspector of election can determine that the proxy was authorized by the stockholder (Delaware General Corporation Law, Section 212(c)). The electronic voting procedures provided for the annual meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

How will my shares be voted?

All shares represented by proxies that are properly completed and submitted will be voted in accordance with the directions set forth on the proxy. If you do not give any direction, your shares will be voted FOR all management proposals. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the annual meeting, the proxy gives discretionary authority to the persons named in the proxy to vote the shares.

How are proxies solicited for the annual meeting and who is paying the expenses for solicitation of proxies?

We will bear the cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the form of proxy and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Solicitation of proxies may be made by mail, telephone, telegram, the Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services. We may engage a proxy soliciting service to assist us in the solicitation of proxies.

Who counts the votes?

Broadridge Financial Solutions, Inc., the inspector of election appointed for the meeting, will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes.

Can brokers vote on the proposals?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on the election of directors without your voting instructions on that proposal, because such proposal is considered non-discretionary. Broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Can I revoke my proxy?

Any person giving a proxy may revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive office, 3303 Monte Villa Parkway, Bothell, Washington 98021, a written notice of revocation or a signed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. If you voted via the Internet or by telephone and wish to change your vote, you may go to the Internet site or call the toll-free number specified in the proxy card or voting instructions, whichever is applicable to your earlier vote, and follow the directions for changing your vote. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide for a board of directors that consists of a number of directors as determined by the board, except that the board shall not have fewer than three members. The maximum size of the board is currently set at nine. Directors serve three-year terms, and are divided into three classes.

Our board of directors is presently composed of six members. The current directors whose term of office expires in 2010 (Class II) are Ruediger Naumann-Etienne and Ronald A. Andrews. Proxies solicited for this annual meeting will not be voted for more than the two nominees listed above.

Unless otherwise directed, the persons named in proxies properly completed and submitted will vote the shares represented by such proxies FOR the election of the nominees named below.

Nominees for Election to a Three-Year Term Expiring at the 2013 Annual Meeting

Ruediger Naumann-Etienne, Ph.D., age 63, has served as one of our directors since September 2005; he served as our Vice-Chairman from September 2005 to November 2006 and as our Chairman since the latter date. Dr. Naumann-Etienne previously served as a director and Chairman of the Board of Directors of Quinton

Cardiology Systems, Inc., one of our predecessor companies (“Quinton”) from April 2000 to August 2005, and as Chief Executive Officer of Quinton from November 2000 until September 2003. Dr. Naumann-Etienne is the owner and has been the Managing Director of Intertec Group, an investment company acting as a principal in managing high technology growth situations, since 1989. Dr. Naumann is also a director of IRIDEX Corporation, Encision, Inc. and Varian Medical Systems, Inc. Dr. Naumann-Etienne holds a Ph.D. in International Finance from the University of Michigan, an M.A. in Industrial Management from Georgia Institute of Technology and a B.A. equivalent in Business Administration from the Technical University of Berlin, Germany. We believe Dr. Naumann — Etienne’s qualifications to sit on our board of directors include his years of executive experience in the medical device industry, as well as the deep understanding of our customers and our products that he has acquired in serving as a CEO and director of our company for ten years and as a former CEO of Quinton.

Ronald A. Andrews, Jr., age 50 has served as one of our directors and as a member of our audit committee since November 2009. Mr. Andrews has been Chief Executive Officer and a director of Clarient, Inc., a publicly traded company focusing on cancer diagnostics and laboratory services, since July 2004. Prior to that, Mr. Andrews was Senior Vice President Global Marketing and Commercial Business Development at Roche Molecular Diagnostics. Mr. Andrews received a B.S. degree in Biology and Chemistry from Wofford College. We believe Mr. Andrews’ qualifications to sit on our board of directors include his executive experience as a CEO leading complex public organizations, combined with his operational and corporate governance expertise.

The board of directors recommends a vote in favor of each nominee.

Directors Continuing in Office Until the 2011 Annual Meeting

W. Robert Berg, age 66, has served as one of our directors since September 2005. From July 2002 to August 2005, Mr. Berg served as a director of Quinton. From October 1985 to January 2000, Mr. Berg held several positions at SeaMED Corporation, a medical equipment company, including Vice President of Operations from 1985 to 1987, and President and CEO from 1987 to 2000. He served as President of SeaMED until he retired in January 2000. Mr. Berg holds a B.A. from the University of Washington. We believe Mr. Berg’s qualifications to serve on our board of directors include his executive experience in leading complex medical device companies and his experience as a President and CEO of a medical device company, including his experience as President and CEO of SeaMED.

David L. Marver, age 42, has served as our Chief Executive Officer and as one of our directors since March 31, 2009, and previously served as our Chief Operating Officer from October 2008 until his promotion to Chief Executive Officer. Mr. Marver previously served as a medical device partner at Omega Fund Management, Inc. (a specialized investment fund with a focus in healthcare companies) from February 2008 to September 2008. From February 2002 to May 2008, Mr. Marver served in executive positions at Medtronic, Inc., a medical technology company, including Vice President Marketing — Western Europe, Cardiac Rhythm Management from February 2002 to September 2005, Vice President Sales — U.S., Cardiac Surgery from September 2005 to February 2007 and Vice President Strategy and Business Development — Global, Diabetes from February 2007 to May 2008. Mr. Marver holds an M.B.A. from the Anderson School at the University of California, Los Angeles and a B.A. in Psychology from Duke University. We believe Mr. Marver’s qualifications to sit on our board of directors include his extensive operational experience with global medical device companies, as well as his executive leadership and management experience.

Directors Continuing in Office Until the 2012 Annual Meeting

Christopher J. Davis, age 58, has served as one of our directors since November 2008. Mr. Davis has been a Senior Managing Director, Chief Operating Officer, and Chief Financial Officer of Perseus LLC (a private equity fund management company) since April 2007. Prior to joining Perseus, Mr. Davis spent six years at Safeguard Scientifics, Inc. (a publicly traded holding company of growth-stage technology and life sciences businesses), where he held various positions, including Executive Vice President, Chief Administrative & Financial Officer and Vice President-Strategic Planning. Mr. Davis is a Certified Public Accountant. Mr. Davis received his Masters in Business Administration and a Bachelor of Business Administration degree from Temple University. Pursuant to a senior note and warrant conversion agreement between the Company and Perseus, LLC, entered into in connection with the 2005 merger of Quinton and Cardiac Science, Inc., as long as entities affiliated with Perseus continue to beneficially own at least ten percent of our outstanding capital stock, such affiliates will have the collective right to designate one director for election to our board of directors. Mr. Davis was nominated in accordance with this agreement. We believe Mr. Davis’ qualifications to sit on our board of directors include his extensive experience with public and private growth stage businesses and financial accounting matters for complex public organizations in the life sciences and technology industries.

Timothy C. Mickelson, Ph.D., age 61, has served as one of our directors since November 2006. From April 2003 until his retirement in May 2005, Dr. Mickelson was an Executive Vice President of Philips Medical Systems, a medical device manufacturer, and Chief Executive Officer of its Global Customer Service business. Dr. Mickelson served as the Chief Executive Officer of Philips Medical’s Ultrasound business from October 1998 until April 2003. From December 1988 until December 1997, Dr. Mickelson held various positions at Marquette Medical Systems, including Vice President of its Patient Monitoring Division, President of Corometrics Medical Systems, and President of Marquette Medical Systems from August 1995 until December 1997. Dr. Mickelson holds a Ph.D. in Physiology from Ohio University, an M.S. from the Thayer School of Engineering (Dartmouth College), and a B.S. in Electrical Engineering from the University of Wisconsin. We believe Dr. Mickelson’s qualifications to sit on our board of directors include his extensive operational experience with global medical device companies, as well as his executive leadership and management experience.

OTHER INFORMATION AS TO DIRECTORS

Director Independence

Nasdaq Listing Rule 5605(b)(1) requires that a majority of our directors be “independent,” as defined by Nasdaq Listing Rule 5605(a)(2). Our board of directors reviewed the independence of our directors pursuant to Nasdaq Listing Rule 5605(a)(2). As part of this review, the board considered any transactions or relationships which currently exist or existed during the past three years between each director, or certain family members of each director, and us and our subsidiaries, senior management or their affiliates, other affiliates of ours, our equity investors or our independent registered public accounting firm. Based on an analysis of the independence of the directors, our board of directors determined that:

•	W. Robert Berg, Christopher J. Davis, Timothy C. Mickelson, Ronald A. Andrews and Ruediger Naumann-Etienne, who represent a majority of our directors, are independent; and

•	David L. Marver, our Chief Executive Officer, does not meet the definition of independence specified under Nasdaq Listing Rule 5605(a)(2) because he is an employee of our Company.

Board Committees and Meetings

Our board of directors met five times in 2009 for regularly scheduled meetings and a number of other times as circumstances required throughout 2009. During that period, each incumbent director attended at least 75% of the aggregate number of scheduled meetings of the board of directors and of the committees on which he served. In addition, five of our directors attended the 2009 Annual Meeting of Stockholders held in May 2009. We encourage our directors to attend, absent extenuating circumstances, each annual meeting of the stockholders, and we provide reimbursement for travel costs to our directors in order to help ensure their attendance.

Our board of directors has an audit committee, a nominating and governance committee, a compensation committee, and a regulatory and quality committee. The composition of each committee is as follows (C — committee chairman, M — committee member):

		Nominating and		Regulatory and
	Audit	Governance	Compensation	Quality
Name	Committee	Committee	Committee	Committee

W. Robert Berg	C		M	C
Ronald A. Andrews	M			M
Christopher J. Davis		C	M
Timothy C. Mickelson	M	M	C	M
Ruediger Naumann-Etienne		M

Audit Committee.  The audit committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim reviews and annual audit results before they are released to the public or filed with the SEC or other regulators. The audit committee is responsible for the engagement of the independent registered public accounting firm and reviews their comments regarding our accounting principles and financial reporting and controls, the adequacy of staff, and the results of procedures performed in connection with the audit process. The audit committee also considers, in consultation with the independent registered public accounting firm, the audit scope and plan. The audit committee operates according to a written charter adopted by our board of directors, which is posted on our website at http://www.cardiacscience.com, in the corporate governance section under “Investors — Corporate Governance.” Each of our directors who served on the audit committee are independent, as defined with respect to audit committee members pursuant to Nasdaq Listing Rule 5605(c)(2) and meet the independence criteria set forth in the applicable law and the rules of the SEC for audit committee membership. The audit committee met four times in 2009.

At each in-person meeting of our audit committee, the committee chairman presents a report of the agenda items discussed and the actions approved at previous committee meetings and recommended to the board for its consideration and approval. The audit committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. Generally, the Chief Financial Officer serves as the audit committee’s secretary. We send out meeting materials in advance of each meeting to allow the audit committee members time to review them. The audit committee also regularly meets in executive sessions without management present.

Our board of directors has determined that all of the audit committee’s members are financially literate and that W. Robert Berg is an “audit committee financial expert” as defined in Section 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Mr. Berg meets the standard of financial sophistication as set forth in Nasdaq Listing Rule 5605(c)(2)(A).

Compensation Committee.  The compensation committee is responsible for establishing our approach to compensation and oversight of the compensation programs used to implement this approach. The compensation committee is also responsible for overseeing the design of the specific programs used to compensate our executive officers and other members of senior executive management and non-employee directors and for determining the terms and conditions of the compensation of each of these senior leaders. In addition, the compensation committee and the board grant equity awards to employees and consultants under our equity plans. Under its written charter, the compensation committee may delegate authority, as it deems appropriate, to perform some of its responsibilities to our officers, but to date, it has not delegated any of its authority.

At each in-person meeting of our board of directors, the compensation committee chairman presents a report of the agenda items discussed and the actions approved at previous compensation committee meetings and recommended to the board for its consideration and approval. The compensation committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. In addition, in setting the compensation for our Chief Executive Officer and other senior executives, the compensation committee considers findings by its independent compensation consultant and takes into account the recommendations from our Chief Executive Officer, as described in more detail below under “Compensation

Discussion and Analysis”. Generally, the Chief Financial Officer serves as the committee’s secretary. We send out meeting materials in advance of each meeting to allow the compensation committee members time to review them. The compensation committee also regularly meets in executive sessions without management present.

Pursuant to its written charter, the compensation committee may engage professional consultants to assist it in meeting its responsibilities. The compensation committee has sole authority to retain such consultants, or other experts or consultants or outside counsel, including sole authority to terminate and approve the fees and other retention terms for such persons. For 2009 compensation, the compensation committee retained Pearl Meyer & Partners (referred to as “Pearl Meyer” or the “independent compensation consultant”) to conduct a total direct compensation analysis and benchmarking review for executive officers and to make recommendations for changes based on our pay philosophy, business objectives and best practices. Pearl Meyer did not provide any other services to the Company in 2009.

As is true for each of our board of directors’ regular committees, the compensation committee operates under a written charter, which is reviewed and assessed each year. We provide the charter of the compensation committee to the public on our website at http://www.cardiacscience.com in the corporate governance section under “Investors — Corporate Governance.” Each member of the compensation committee is “independent” as defined by Nasdaq Listing Rule 5605(a)(2). The compensation committee met four times in 2009 for regularly scheduled meetings and a number of other times as circumstances required throughout 2009.

Nominating and Governance Committee.  The nominating and governance committee selects and recommends individuals to be presented to our stockholders for election or re-election to our board of directors, establish performance criteria for the board of directors, monitors corporate governance policies and codes of conduct applicable to our board of directors, officers and employees and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on our website, http://www.cardiacscience.com in the corporate governance section under “Investors — Corporate Governance.” The nominating and governance committee performed all activity through written consent actions during 2009 in lieu of meetings. Additionally, Christopher J. Davis, the current committee chairman was appointed chairman of the nominating and governance committee upon the resignation of the former committee chairman in November 2009.

At each in-person meeting of our nominating and governance committee, the committee chairman presents a report of the agenda items discussed and the actions approved at previous committee meetings and recommended to the board for its consideration and approval. The nominating and governance committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. Generally, the Chief Financial Officer serves as the nominating and governance committee’s secretary. We send out meeting materials in advance of each meeting to allow the nominating and governance committee members time to review them. The nominating and governance committee also regularly meets in executive sessions without management present.

Regulatory and Quality Committee.  The regulatory and quality committee was formed by the board of directors in April 2009 and oversees and evaluates our regulatory and quality control systems and initiatives. The regulatory and quality committee also evaluates the systems in place to maintain and identify deviations from our regulatory and quality control standards. Additionally, the regulatory and quality committee monitors our efforts to meet or exceed its regulatory and quality control standards. The regulatory and quality committee met two times in 2009 for regularly scheduled meetings and a number of other times as circumstances required throughout 2009.

At each in-person meeting of our regulatory and quality committee, the committee chairman presents a report of the agenda items discussed and the actions approved at previous committee meetings and recommended to the board of directors for its consideration and approval. The regulatory and quality committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. Generally, the Chief Financial Officer serves as the regulatory and quality committee secretary. We send out meeting materials in advance of each meeting to allow the committee members time to review them.

Board Leadership Structure and Role in Risk Oversight

The positions of our Chief Executive Officer and chairman of our board of directors are not held by the same person. The board of directors believes that separating these positions is in the best interests of the Company. The structure ensures a greater role for the independent directors in the oversight of the Company, including oversight of risk, and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board of directors. The board of directors believes that this leadership structure is preferred by a significant number of our stockholders. The board of directors also believes that its administration of its risk oversight function has not affected its leadership structure.

The board of directors considers oversight of the Company’s risk management efforts to be a responsibility of the entire board of directors (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full board of directors regular updates on major initiatives, strategies and related risks of the Company. The compensation committee provides oversight of the Company’s pay policies and practices including risks associated with executive compensation. The audit committee receives the results of annual risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. The audit committee receives quarterly reports regarding the conduct of risk-based audits to include in management action plans in mitigating deficiencies and related risks. The audit committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses our policies with respect to risk assessment and risk management. The regulatory and quality committee provides oversight of the Company’s regulatory and quality control systems. The chair of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.

Director Compensation

The following table sets forth information regarding compensation of our non-employee directors for 2009, which consisted of the following components: cash compensation, which includes annual retainer and meeting attendance fees, and equity compensation. Each of these components is described in more detail below.

	Fees Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)

W. Robert Berg	$55,300	$14,760	$—	$70,060
Jue-Hsein Chern(3)	40,100	14,760	160	55,020
Christopher J. Davis(4)	—	14,760	—	14,760
Raymond W. Cohen(5)	23,400	14,760	4,072	42,232
Timothy C. Mickelson	48,500	14,760	—	63,260
Ruediger Naumann-Etienne(6)	100,000	14,760	2,956	117,716
Ronald A. Andrews(7)	7,900	13,400	—	21,300

(1)	This column reports the amount of cash compensation earned in fiscal 2009 for board and committee service.

(2)	These amounts represent the aggregate grant date fair value of restricted stock unit awards granted to the directors in 2009, excluding estimated forfeitures, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”). Fair value with respect to the restricted stock units is based on the market price of our common stock on the grant date. The non-employee directors have the following outstanding restricted stock units at 2009 year-end: Mr. Berg (7,000), Dr. Chern (7,000), Mr. Davis (7,000), Mr. Cohen (7,000), Dr. Mickelson (7,000), Dr. Naumann-Etienne (7,000), and Mr. Andrews (4,000).

(3)	On November 5, 2009, Dr. Chern resigned as a member of our board of directors.

(4)	Mr. Davis’ cash director fees of $34,700 for 2009 were paid to Perseus, LLC where he is a Senior Managing Director, Chief Operating Officer and Chief Financial Officer.

(5)	On August 26, 2009, Mr. Cohen resigned as a member of our board of directors.

(6)	Dr. Naumann-Etienne does not receive attendance fees for participation in meetings of the board of directors.

(7)	Mr. Andrews was appointed to the board of directors on November 5, 2009.

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the skill level required by the members of the board.

The components of non-employee director compensation for 2009 are set forth below. Directors who are employees of the Company do not receive any compensation for their services as directors.

Cash compensation for non-employee directors is as follows:

Annual Director Stipend	$12,000
Annual Chairman Stipend	$100,000
Annual Committee Chair Stipend:
Audit Committee	$15,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000
Meeting Fees:
Board Meeting Fee — In Person	$3,000/meeting
Board Meeting Fee — Telephonic	$1,800/meeting
Audit Committee Meeting Fee — In Person	$1,000/meeting
Audit Committee Fee — Telephonic	$600/meeting
Telephonic Board Update	$700/meeting
Other Committee Meeting Fee — In Person	$700/meeting
Other Committee Meeting Fee — Telephonic	$400/meeting

All stipends and meeting attendance fees are paid quarterly in arrears. We also reimburse our non-employee directors for reasonable expenses incurred in attending meetings of the board of directors and its committees.

In addition, we have an equity grant program for our non-employee directors, administered under the terms and conditions of our 2002 Stock Incentive Plan (the “2002 Plan”). Under the program, each non-employee director automatically receives an initial restricted stock unit grant for 4,000 units upon appointment and an annual grant for 4,000 units immediately following each year’s annual meeting, except that any non-employee director who received an initial grant within three months before or on the date of an annual meeting will not receive an annual grant until immediately following the second annual meeting after the date of the initial grant. The restricted stock units vest and become payable in common stock in four equal annual installments beginning one year after the grant date. If a non-employee director ceases to be a director of the Company, the unvested units will continue to vest, except that in the event of a non-employee director’s death the units will vest immediately and in the event a non-employee director resigns from the board without the consent of a majority of the board then in office any unvested units will be forfeited. In the event of any Company Transaction (as defined in the 2002 Plan), the vesting of the unvested units will accelerate, and the forfeiture restrictions will lapse, if and to the extent that the vesting of outstanding options granted under the 2002 Plan accelerates in connection with the Company Transaction. If unvested options are assumed or substituted by a successor company without acceleration upon the occurrence of a Company Transaction, the vesting and forfeiture provisions to which the unvested units are subject will continue with respect to the assumed or substituted restricted stock unit awards.

Before 2008, non-employee directors received initial and annual option grants for 7,500 shares, with 25% of the shares subject to the grant vesting and becoming exercisable one year after the grant date and 1/36th of remaining shares vesting and becoming exercisable monthly thereafter over the next three years. The non-employee directors have the following outstanding option awards at 2009 year-end: Mr. Berg (44,295), Dr. Chern (40,436), Mr. Davis (0), Mr. Cohen (255,000), Dr. Mickelson (15,000), Dr. Naumann-Etienne (395,832), and Mr. Andrews (0). Of Dr. Naumann-Etienne’s outstanding options, 336,100 were granted in connection with his previous service as chief executive officer of one of the Company’s predecessor companies. Of Mr. Cohen’s outstanding options, 240,000 were granted in connection with his previous service as chief executive officer of one of the Company’s predecessor companies.

Compensation Committee Interlocks and Insider Participation

The board of directors currently has a compensation committee, consisting of Messrs. Mickelson, Berg, and Davis. None of Messrs. Mickelson, Berg or Davis was an executive officer of any entity for which an executive officer of the Company served as a member of the compensation committee or as a director during the one-year period ended December 31, 2009.

Director Nominations and Qualifications

In accordance with our Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at such annual meeting only if we receive at our principal executive offices written notice of any such nominations no less than 60 days and no more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is changed by more than 30 days from such anniversary date, to be timely, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made.

Any stockholder notice of intention to nominate a director must include:

•	the name and address of the stockholder;

•	the class and number of shares of our stock that are beneficially owned and that are owned of record by the stockholder;

•	the following information with respect to the person nominated by the stockholder:

•	name, age, business address and residence address;

•	the principal occupation or employment;

•	the class and number of shares of our stock that are beneficially owned by the nominee; and

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and serving as a director, if elected).

The nominating and governance committee of our board of directors will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following:

Chairperson of Nominating and Governance Committee
c/o Corporate Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

Evaluation of any such recommendations is the responsibility of the nominating and governance committee under its written charter. In the event of any stockholder recommendations, the nominating and governance committee would evaluate the persons recommended in the same manner as other candidates. The nominating and governance committee will evaluate all director nominees taking into consideration certain criteria, including the following:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability with regard to making and overseeing policy in business, government or education sectors;

•	willingness and ability to keep an open mind when considering matters relating to our interests and constituents;

•	willingness and ability to devote sufficient time and effort to effectively fulfill the duties and responsibilities of serving as one of our directors;

•	willingness and ability to serve multiple terms as a director, if nominated and elected;

•	willingness not to engage in activities or interests that may create a conflict of interest with the director’s responsibilities and duties to us and our constituents; and

•	willingness and ability to act in our best interests and in the best interests of our constituents.

In addition, our board of directors will also consider the current overall composition of the board of directors, taking into account independence, diversity, leadership qualities, industry knowledge, skills, expertise, experience, size of the board and similar considerations. The nominating and governance committee does not have a formal policy with respect to diversity. However, diversity is one factor considered by the nominating and governance committee in evaluating overall board composition and evaluating appropriate director candidates.

Stockholder Communications with the Board of Directors

Stockholders may contact our board of directors as a group or an individual director by sending written correspondence to the following address:

Board of Directors
c/o Corporate Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Following review and screening of stockholder communications by our Corporate Secretary as described further below, stockholder communications will be promptly forwarded by the Corporate Secretary to the specified director addressee or to each director, if such communication is addressed to the full board of directors. The Corporate Secretary will generally not forward to the board or to the addressed member of the board those stockholder communications that are primarily commercial in nature, are not relevant to stockholders or other interested constituents or relate to improper or irrelevant topics. In addition, our Corporate Secretary will forward stockholder communications that request general information about us or our products or are otherwise more appropriately addressed by one of our departments to such appropriate department. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2011 annual meeting of stockholders should follow the procedures specified under “Stockholder Proposals” below. Stockholders wishing to nominate directors should follow the procedures specified above under “Other Information as to Directors — Director Nominations and Qualifications.”

CODE OF CONDUCT AND ETHICAL STANDARDS

Our board of directors has adopted a code of conduct and ethical standards that applies to our accounting and financial employees, including our Chief Executive Officer and Chief Financial Officer. This code of conduct and ethical standards is posted on our website, http://www.cardiacscience.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from application of the code of conduct and ethical standards to our accounting and financial employees by posting such information on our website, http://www.cardiacscience.com in the corporate governance section under “Investors — Corporate Governance.”

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees

The following table shows the aggregate fees billed by KPMG LLP to us for years 2009 and 2008:

	2009		2008

Audit fees	$669,000	(1)	$635,800	(1)
Audit-related fees	18,500	(2)	18,500	(2)

(1)	Includes professional services rendered for the audit of our financial statements, the audit of internal control over financial reporting, the reviews of the financial statements included in the quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including those relating to the SEC.

(2)	Includes fees associated with the audits of pension and other employee benefit plans.

The audit committee has considered and believes the provision of these services is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-approval of Audit and Non-Audit Services

Pursuant to its written charter, the audit committee is responsible for pre-approving all audit services, review and attest engagements and permitted non-audit services to be provided by our independent registered public accounting firm and the fees for such services. The charter allows the audit committee to delegate pre-approval authority to one or more audit committee members and requires any such member or members to present any decision made pursuant to delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and non-audit services that our independent registered public accounting firm performs. In pre-approving services provided by the independent registered public accounting firm, the audit committee considers whether such services are consistent with applicable rules regarding auditor independence.

The audit committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain KPMG LLP but may elect to retain KPMG LLP notwithstanding the stockholder vote. Even if the appointment is ratified by our stockholders, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be advisable.

The board of directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

Our board of directors has adopted a written charter for the audit committee.

Review with Management and Independent Registered Public Accounting Firm.  Our management has the primary responsibility for our financial statements and the reporting process, including the systems of internal controls for financial reporting. The audit committee is responsible for overseeing our financial reporting processes on behalf of the board of directors. In fulfilling its oversight responsibilities, the audit committee has met and held discussions with management and the independent registered public accounting firm regarding our financial statements. The audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements as of and for the year ended December 31, 2009 and the independent registered public accounting firm’s report thereon. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Summary.  Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that our consolidated audited financial statements referred to above be included in our annual report on Form 10-K for the year ended December 31, 2009.

In connection with its review of our consolidated audited financial statements for the year ended December 31, 2009, the audit committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accounting firm. This report is submitted over the names of the members of the audit committee.

THE AUDIT COMMITTEE

W. Robert Berg
Ronald A. Andrews
Timothy C. Mickelson

EXECUTIVE OFFICERS

Our executive officers as of April 1, 2010 are as follows:

Name	Age	Position

David L. Marver	42	President, Chief Executive Officer and Director
Michael K. Matysik	51	Senior Vice President, Chief Financial Officer, Secretary
Robert W. Odell	50	Senior Vice President, Strategy, Design and Operations
Todd T. Alberstone	50	Vice President, General Counsel
Noreen H. Browne	43	Vice President of Sales, Cardiac Monitoring — North America
Alfred J. Ford, Jr.	39	Vice President of Sales, Defibrillation — North America
Kurt B. Lemvigh	50	Vice President of Sales, International
Barbara J. Thompson	53	Vice President, Human Resources
Ralph A. Titus	40	Vice President, Marketing and Customer Operations

For the biographical summary of Mr. Marver, see “PROPOSAL NO. 1: ELECTION OF DIRECTORS — Directors Continuing in Office Until the 2011 Annual Meeting.”

Michael K. Matysik, age 51, has served as our Senior Vice President, Chief Financial Officer and Secretary since September 2005. Mr. Matysik previously served as Senior Vice President, Chief Financial Officer and Secretary for Quinton from April 2002 to August 2005. From May 2001 to November 2001, Mr. Matysik was Executive Vice President and Chief Financial Officer of DMX Music, a global media and technology company. From September 1996 to April 2001, Mr. Matysik was Vice President and Chief Financial Officer of AEI Music Network, Inc., also a global media and technology company. Mr. Matysik holds an M.B.A. from the University of Southern California and a B.A. in Business Administration from the University of Washington.

Robert W. Odell, age 50, has served as our Senior Vice President, Strategy, Design and Operations since January 2008. From October 2006 to December 2007, Mr. Odell held the position of Senior Director, Business Unit — Cardiology for Siemens Medical Solutions. From September 2005 to October 2006, he was General Manager/Vice President, Development for Analogic Corporation. From December 2002 to April 2005, Mr. Odell held the position of Vice President, Product Generation for Medtronic, Inc. From October 1998 to December 2002, he was Vice President, Global Marketing/Product Development/IT for General Electric Medical Systems. Mr. Odell holds an M.B.A. from the University of Phoenix and a B.S. in Electrical Engineering from Syracuse University.

Todd T. Alberstone, age 50, has served as our Vice President and General Counsel since January 2010. Prior to joining the Company, Mr. Alberstone served as Director of Intellectual Property Management for the University of Washington TechTransfer office from February 2009 to September 2009. From June 1998 to March 2008, Mr. Alberstone served as Associate General Counsel for RealNetworks, Inc, and also served as RealNetworks’ Chief Privacy Officer from 2005 to 2008. Prior to joining RealNetworks, Mr. Alberstone had been in private practice in Los Angeles, representing a wide variety of clients in technology and media industries. In addition to private practice, Mr. Alberstone served as Adjunct Professor at Southwestern University School of Law from August 1995 to May 1998, where he taught Copyright Law and Media Law. Mr. Alberstone received his B.A. in Economics from the University of California, Berkeley and his J.D. from the University of California, Berkeley (Boalt Hall) in 1985. Mr. Alberstone clerked for U.S. District Court Judge John G. Davies (C.D. California) in 1987.

Noreen H. Browne, age 43, has served as Vice President of Sales, Cardiac Monitoring — North America since August, 2009. From January 1998 to July 2009, Ms. Browne served as Divisional Vice President for Enterprise Solutions, which focuses on both Acute and Physician office software sales at McKesson Provider

Technologies based in Atlanta, Georgia, which focuses on Acute and Physician office software. Ms. Browne worked in several leadership roles while at McKesson including their Automation, Specialty and Clinical Groups. From March 1997 to January 1998, Ms. Browne served as a sales representative for Vital Signs, Inc., located in New Jersey which focuses on anesthesia and repository solutions for clinicians. Ms. Browne holds a B.A. in Speech Communications from the University of Minnesota.

Alfred J. Ford, Jr., age 39, has served as Vice President of Sales, Defibrillation — North America since May 2006. Mr. Ford previously served as a Regional Sales Manager for Cardiac Science Corporation from September 2005 until May 2006 and for Cardiac Science Inc. from January 2002 to August 2005. From January 2001 until January 2002, he was Sales Manager, Alternative Channels for Survivalink Corporation, a provider of automated external defibrillators, which was acquired by Cardiac Science Inc. in September 2001. Mr. Ford holds an M.S. in International Business and a B.S. in Marketing from St. Joseph’s University in Philadelphia, Pennsylvania

Kurt B. Lemvigh, age 50, has served as our Vice President of Sales, International since September 2005. From February 2001 to August 2005, Mr. Lemvigh served as President, International Operations for CSI. From January 2000 to February 2001, Mr. Lemvigh served as the General Manager of GE Medical Systems, Northern Europe, a medical device manufacturer. From August 1996 to December 1999, Mr. Lemvigh was the Cardiology Marketing Director for Europe, Africa and the Middle East for Marquette-Hellige, and prior to that he was the Marketing Manager for cardiology information systems and Holter monitoring products in Europe, Africa and the Middle East for Marquette-Hellige. Before joining Marquette-Hellige, Mr. Lemvigh was the Sales Director of a Danish medical distribution company for 10 years. Mr. Lemvigh holds a Merconom Business Diploma degree, with a major in Sales and Marketing, from the Niels Brock Copenhagen Business College.

Barbara J. Thompson, age 53, has served as our Vice President, Human Resources (HR) since June 2007. From May 2004 through June 2007, Ms. Thompson was Senior Director, HR at Expedia, Inc. From February 1999 to April 2004, prior and subsequent to serving as Vice President of HR for WRQ from March 2001 through December 2002, Ms. Thompson continued her earlier work as Founding Principal for Thompson HR, based in Kirkland, Washington, which has provided HR services for Real Networks, The Seattle Art Museum, SeaMed, Traveling Software, Lindal Cedar Homes, and various start ups. Ms. Thompson also served as Vice President of HR for WRQ, a software company, from March 2001 to December 2002. Ms. Thompson was Vice President of HR for Starwave Corporation from January 1994 to January 1999. Starwave was subsequently purchased by Infoseek and The Walt Disney Internet Group. Ms. Thompson holds an M.B.A. from the University of Washington and a B.A. in Business from the University of Northern Iowa. Ms. Thompson has a GPHR certification and serves on the HR Advisory Committee for the YWCA Board of Directors.

Ralph A. Titus, age 40, has served as our Vice President, Marketing and Customer Operations, since May 2009. From August 2007 to May 2009, Mr. Titus was our Vice President, Marketing. From July 2006 to July 2007, Mr. Titus was Vice President of OEM Business Development at Masimo Corporation, a medical technology company. From June 2002 to July 2006, Mr. Titus held various positions at Medtronic Corporation, a medical device manufacturer, including Director of Business Development and Director of Global Strategic Marketing. Mr. Titus holds an M.B.A. in finance and operations from Cornell University and a B.A. in marketing from Western Washington University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to report their stock holdings and transactions to the Securities and Exchange Commission.

To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2009, our directors, officers and greater than 10% beneficial owners were in compliance with all of their Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policies and decisions of the compensation committee of our board of directors, or the committee, with respect to our executive officers, including the Named Executive Officers who are identified in the Summary Compensation Table below.

Overview of 2009

2009 was a challenging year for the Company due to difficulties affecting the medical equipment industry generally and a series of enterprise specific challenges. The global recession weakened the growth in demand for our products in most of our markets. In addition, we experienced an erosion of our automated external defibrillator (“AED”) franchise in Japan due to weak local market conditions and the introduction of a competitive product by our sole Japanese distributor. We also incurred significant costs and operational challenges associated with voluntary corrective actions relating to our AED products. Despite these challenges, the Company made significant progress in transforming and positioning itself for better performance in 2009 and beyond:

•	Leadership. We recruited several new leaders to join the Company, with the skills and experience to guide the Company into a larger organization, including a new CEO, new sales leadership, new R&D and operations leadership, a new general counsel and a new IT leader.

•	Operational Improvements. We effected widespread operational improvements, including improved R&D productivity, stronger quality and regulatory systems, new IT systems and new sales and marketing capabilities.

•	Corporate Development. We forged new partnerships and alliances designed to improve R&D productivity, drive breakthroughs in primary care medicine, bolster our product portfolio, and broaden the interoperability of our products with leading electronic medical record systems.

When determining target 2009 compensation, the Company expected to continue to face a very challenging economic environment. As a result, the compensation committee did not approve base salary increases for the Named Executive Officers. In addition, the performance threshold for annual incentive awards was not achieved, and the compensation committee determined not to award any bonuses for 2009 performance.

Changes for 2010 Compensation

In determining 2010 compensation, the compensation committee reviewed executive officer compensation in light of the current challenging circumstances, the progress achieved by the Company in transforming and positioning itself for future growth, and the need to balance retention of key executive officers with our pay for performance principles and the anticipated costs to the Company. As a result of a comprehensive review, including analysis of benchmarking data and best practices information provided by the committee’s independent compensation consultant, the following actions were taken for 2010:

•	Base Salaries. Base salaries were increased to bring them to the approximately 50th percentile of peer group companies identified with the assistance of the independent compensation consultant.

•	Annual Incentive Compensation. The annual incentive program was modified to increase target amounts and provide more appropriate incentives in light of the current economic environment.

•	Long-Term Equity Incentive Program. The long-term equity incentive program, consisting of both stock options and time-vested restricted stock units, was supplemented by a three-year performance-based restricted stock unit award program.

•	Severance and Change in Control Arrangements. Existing employment agreements with the Named Executive Officers were amended to reflect market conditions.

The compensation committee believes these compensation arrangements, which are described in more detail below, are strategically necessary to attract, incentivize and retain talented executive officers in an uncertain economic environment, with challenging business issues faced by the Company, and that they appropriately align the interests of the Named Executive Officers with those of our stockholders.

Compensation Philosophy and Program

The committee designs our executive compensation programs to allow us to attract, motivate and retain employees with the skills and experience necessary for us to succeed in a highly competitive environment and create value for our stockholders. More specifically, our compensation programs for our Named Executive Officers named in the compensation tables following this section are designed to:

•	assist us in attracting and retaining highly qualified executives critical to our success;

•	align the interests of our Named Executive Officers with the interests of our stockholders;

•	link compensation to individual and Company performance — both short-term and long-term; and

•	motivate our Named Executive Officers to achieve sustained superior performance.

We believe we may best achieve our compensation objectives using a variety of compensation programs. We compensate our executive officers with annual cash compensation (base salary and an annual incentive award paid in cash, and sales commissions for certain executives), equity-based compensation, post-employment compensation and other benefits.

Total Reward and Compensation Philosophy.  We set executive compensation in the context of our Total Reward and Compensation Philosophy. The objective of the Total Reward Program is to emphasize and encourage excellence and innovation by recognizing and rewarding the contributions of all employees to achieving our strategic goals and business objectives. Designed to be competitive, our Total Reward Program strives to align with the 50th percentile of market and location conditions within the medical device industry. However, our philosophy is to avoid competing for talent on compensation alone. Those employees whose performance consistently exceeds expectations may have the opportunity to achieve rewards above market averages. We believe that by creating a high-performance culture, we will create an energized and engaged workforce that will result in superior job satisfaction, increased customer satisfaction and the creation of long-term stockholder value.

Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

Compensation should be related to performance

The committee believes that a significant portion of a senior executive’s compensation should be tied to Company performance. During periods when Company performance meets or exceeds the established objectives, senior executives should be paid at expected levels or higher. When our performance does not meet key objectives, incentive award payments, if any, should be less than expected levels. In its discretion, the committee may also adjust the base salaries of a senior executive when the executive displays outstanding individual performance or when the executive assumes additional responsibility.

Incentive compensation should represent a large portion of total compensation

A majority of an executive’s annual target total compensation (salary, bonus and long-term incentive) is variable at-risk incentive compensation tied to performance. Incentive compensation should be paid in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Senior executives have the incentive of increasing

Company profitability and stockholder return in order to earn the major portion of their compensation package.

Compensation levels should be competitive

The committee periodically reviews our compensation programs to evaluate whether they remain competitive. We believe that competitive compensation programs will enhance our ability to attract and retain senior executives. For restricted stock unit awards granted at the end of 2009 and for determining 2010 compensation, the compensation committee engaged independent compensation consultant Pearl Meyer & Partners to conduct a competitive market analysis. As a result, the committee identified an updated peer group. These peer group companies are:

ABIOMED, Inc.	Atrion Corp.	CardioNet Inc.
Clarient Inc.	Cyberonics Inc.	Cynosure Inc.
ev3 Inc.	Masimo Corp.	Merit Medical Systems Inc.
Natus Medical Inc.	SonoSite, Inc.	Thoratec Corp.
Tomotherapy Inc.	Volcano Corp.	ZOLL Medical Corp.

This comparison group is broader than the group previously used in connection with setting 2008 compensation and initial 2009 compensation. That group consisted of Arthrocare Corp., Cantel Medical Corp., Inverness Medical Innovations, Inc., Merit Medical Systems, Inc., Sonosite, Inc., Thoratec Corp. and ZOLL Medical Corp.

Incentive compensation should balance short and long-term performance

The committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, senior executives are regularly provided both short- and long-term incentives. As part of our long-term incentive program, we provide executives (and many employees) with various means of becoming stockholders. These opportunities include restricted stock units, stock options and the opportunity to participate in our employee stock purchase plan. The committee believes that a mix of long-term incentives allows us to deliver long-term incentive awards aligned with the interests of stockholders. Restricted stock units and stock options encourage executives to focus on share price appreciation, while the service-based restrictions serve as a retention tool.

How We Set Compensation

In determining compensation, the committee considers the executive officer’s leadership, decision-making skills, experience, knowledge, relationships with our employees, board of directors and regulatory agencies, strategic recommendations, customer and employee satisfaction, and positioning for future performance. The committee does not assign relative weight to any of these factors. In addition, we believe that bonus compensation should make up a significant portion of the total compensation available to a Named Executive Officer in a year where the performance targets set by us have been met or exceeded. Within this parameter, we select allocations that we believe are consistent with our overall compensation philosophy as described above. Annual and new hire equity grant amounts are based on individual circumstances, in consideration of each executive’s experience, scope of responsibility and individual job performance, both demonstrated and expected, and market conditions.

The CEO makes recommendations for all executive compensation levels to the committee. The committee also considers information and advice on various aspects of executive compensation from its independent compensation consultant. Although the committee takes into account management recommendations regarding compensation levels of executive officers, the committee determines these levels and may elect to pay more or less than the amount recommended. Final compensation decisions are made by the committee, except that the board of directors determines the CEO’s compensation. With respect to incentive programs including formulaic elements, the committee retains discretion to increase or decrease the amount of the award.

Components of Executive Compensation

Total compensation opportunity levels vary for each Named Executive Officer listed in the Summary Compensation Table based on job, level of responsibility and market practices.

Our compensation and benefits for Named Executive Officers consists of the following components:

•	base salaries;

•	cash incentives;

•	sales commissions;

•	long-term equity incentive compensation; and

•	other benefits.

The committee believes that the mix of equity-based and cash compensation provides flexibility in structuring appropriate compensation while furthering the goal of aligning the financial interests of our executive officers with the financial interests of our stockholders. The committee also believes that longer-term equity incentive compensation provides the appropriate balance of risk and reward to our executive officers’ total compensation.

Base Salaries

When we set new executive base salaries, we target them at mid-range for comparable positions in our peer group, comparable scope of responsibility and comparable levels of experience. Specifically, the committee targets the median base salary level (50th percentile) of the peer group for the base salaries of the Named Executive Officers. The committee may adjust base salary levels based on comparisons to the survey data and evaluation of the executive’s level of responsibility and experience as well as Company-wide financial performance. The committee also considers the senior executive’s success in achieving business results, promoting our mission and vision and demonstrating leadership.

We believe that benchmarking and aligning initial base salaries are especially critical to maintaining a competitive compensation program. Base salary affects other elements of our compensation. We set target amounts for annual and long-term incentives as a percentage of base salary.

Increases to base salaries, if any, are driven primarily by individual job performance. Individual job performance is evaluated by reviewing the executive’s success in achieving business results, promoting our mission and values and demonstrating leadership abilities.

In adjusting the base salary of the Named Executive Officers the compensation committee does not rely solely on predetermined formulas or a limited set of criteria. The compensation committee usually adjusts base salaries for senior executives when:

•	the Company’s has achieved its short- and long-term goals;

•	the current compensation demonstrates a significant deviation from the market data;

•	a senior executive displays excellent individual job performance; or

•	a senior executive undertakes additional responsibility.

Because of the challenging economic environment facing the company in 2009, the compensation committee determined that base salaries for the Named Executive Officers would not be increased for 2009. For the reasons discussed above under Changes for 2010 Compensation, the committee increased 2010 base salaries for the Named Executive Officers to approximately the 50th percentile of peer group companies.

Cash Incentives

Management Incentive Program

The Management Incentive Plan (MIP) provides senior executives with the opportunity to earn cash bonuses in addition to their base salaries. The MIP component of our compensation program is designed to align senior executive pay with our short-term performance and to allow our senior executives to share in our financial success. The MIP is designed so that in years that financial performance significantly exceeds our financial plan, the stretch target bonus payouts of the MIP are higher than the target bonus payouts.

The compensation committee approves a total target incentive payout and stretch incentive payout for the incentive period for each senior executive, after considering the target payouts proposed by the CEO. These target percentages represent the senior executive’s annual bonus opportunity. For the 2009 MIP, target payouts for the Named Executive Officers ranged from 25% to 80% of the executive’s base salary. Under the 2009 MIP, participants could have earned from 0% to 100% of their target payout opportunity, based on the Company’s financial performance. Incentive bonuses are generally paid in cash in March of each year for the prior year’s performance. The committee retains discretion to increase or decrease the amount of the awards made under the MIP.

For 2009, the payment of bonuses under the MIP were to consist of consolidated pre-tax income excluding the bonus accrual (“Adjusted Pre-Tax Income”) up to the budgeted amount of Adjusted Pre-Tax Income, plus an accrual of 33% of any amount by which actual Adjusted Pre-Tax Income exceeded the budgeted amount. Accordingly, the Company needed to achieve at least 100% of budgeted Adjusted Pre-Tax Income before any awards would begin to accrue.

Certain of the Company’s senior executives, including the Named Executive Officers, were eligible to participate in a senior management program administered under the 2009 MIP guidelines that set target payouts ranging from 25% to 80% of an executive’s base salary. Incentive bonuses are generally paid in cash in March of each year for the prior year’s performance. If minimum Adjusted Pre-Tax Income is not achieved, there is no payout under the MIP. The committee retains discretion to increase or decrease the amount of the awards made under the MIP.

The committee approves a total target incentive payout and stretch incentive payout for the incentive period for each senior executive, after considering the target payouts proposed by the CEO. These target percentages represent the senior executive’s annual bonus opportunity. For 2009, the Adjusted Pre-Tax Income threshold was not met, therefore no payouts were made under the MIP.

For the reasons discussed above under Changes for 2010 Compensation, the compensation committee changed the MIP for 2010 to increase target amounts and provide more appropriate incentives in light of the current economic environment. In general, the Company performance goals will be weighted 85% and individual performance criteria will be weighted 15%. The Company performance score can range from threshold to target to 2X target, and will be based 50% on the achievement of targeted budgeted revenue and 50% on targeted operating cash flow. Target payouts can range from 10% to 200% of an executive’s base salary.

Sales Commissions

Under his sales incentive program, Mr. Lemvigh earned $78,130 representing a sales commission of a blended rate of 0.15% of certain international sales, which was set by the compensation committee after considering management’s recommendation. Mr. Lemvigh’s sales bonus was based on performance which exceeded budgeted aggregate non-U.S. revenue of approximately $51 million and aggregate non-U.S. blended gross profit of $31 million.

Long-Term Equity Incentive Compensation.

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. The committee’s objective is to provide senior executives with long-term incentive award opportunities that are consistent with the peer review data and based on each senior executive’s individual performance.

The Company’s equity compensation program for executives includes both restricted stock units and stock options. Restricted stock units are grants of a right to receive shares of our common stock that vest over time based on continued service or performance. As the restricted stock units vest, executives receive shares of our common stock that they own outright. Stock options provide senior executives with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. Stock options vest over time based on continued service. We believe that a combination of restricted stock units and stock options provides a balanced long-term equity incentive program. While restricted stock units provide more predictable long-term rewards, stock options carry more risk, but provide more opportunity for growth since our executives will realize a gain from their stock options only if our common stock price increases above the option exercise price and the executive remains employed during the period required for the option to vest. Our restricted stock units and stock options granted in 2009 generally vest and become exercisable over a four-year vesting period. We believe that both restricted stock units and stock options provide an incentive for the executive to remain employed by us and link a portion of the executive’s compensation to stockholders’ interests by providing an incentive to increase the market price of our stock.

The committee approves the total number of restricted stock units and/or stock options that will be made available to senior executives as a group, as well as the size of individual grants for each Named Executive Officer. The amounts granted to the executives vary each year based on the executive’s experience, scope of responsibility, individual job performance, both demonstrated and expected, and the executive’s total compensation package. We do not consider the realized or unrealized value of prior equity awards when determining the target economic value of new awards because each new grant is awarded as an incentive to drive future shareholder return.

We generally grant equity awards annually, at a meeting scheduled in advance, typically in February or March, at the same time as awards to the general eligible employee population. We schedule the grants at this time to meet appropriate deadlines for compensation-related decisions. For newly hired executives, the committee generally approves these grants at its first regularly scheduled meeting following the executive’s hire date and specifies that the grant will be effective on the meeting date. We set the stock option exercise price for each stock option at the closing market price on the date of grant. We also granted additional restricted stock units in December 2009 to further enhance our long-term incentive compensation related to key executives. These grants were made in recognition of the Company’s recent challenges as well as in recognition of the need to retain key executives as we address our current challenges and continue positioning the Company for future growth.

As discussed above, the compensation committee for 2010 instituted a performance-based restricted stock unit award program. These awards will vest at the end of a three-year performance period 50% based on the achievement of specified revenue compound annual growth rate with certain adjustments and 50% based on specified combined operating cash flow (or suitable financing in place to fund operations beyond 2012) with certain adjustments. These long-term incentive awards are conditioned on the executives signing amended employment agreements providing noncompetition and nonsolicitation covenants.

Other Benefits

Named Executive Officers may participate in our employee stock purchase plan, health and welfare programs and 401(k) plan on the same basis as all other eligible employees. We pay some of our Named Executive Officers a car allowance which is paid in lieu of mileage reimbursements for business travel in their personal automobiles.

Severance and Change in Control Agreements

In December 2009 the Company approved amendments to the executive officer employment agreements with the Company to better reflect market conditions. These agreements provide for severance benefits at differing levels based on each executive’s position, and are designed to assist in the retention of the services of the executives and to determine in advance the rights and remedies of the parties in connection with certain terminations, including in connection with a change in control. These amendments were developed in consultation with our independent compensation consultant, which assisted the committee in evaluating the terms and potential benefits under the existing agreements, and whether those arrangements reflected current best practices among peer group companies and other public companies. Details of the benefits available under the agreements are described in “Potential Payments Upon Termination of Employment or Change of Control.” The principle changes are as follows:

•	The severance amounts payable if the Company terminates the executive’s employment without cause or the executive resigns for good reason in connection with or within 24 months after a change in control were increased to an amount equal to 24 months of base salary and target bonus for the CEO and an amount equal to 9 months to 18 months of base salary and target bonus for other of the other Named Executive Officers.

•	A provision was added for the payment of severance if the Company terminates the executive’s employment without cause or the executive resigns for good reason not in connection with a change in control, as follows: an amount equal to 18 months of base salary for the CEO and an amount equal to 9 months to 12 months of base salary for the other Named Executive Officers. In addition, the executive will be paid a pro-rata amount of his or her annual bonus earned through the date of termination and will receive certain Company-paid premiums for continuing health insurance.

•	The full parachute excise tax gross-up provision was eliminated and replaced with a section providing that, in the event the executive becomes entitled to receive any payments or benefits that will be subject to the parachute excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (“the Code”), such payments and benefits will be reduced if and to the extent that doing so results in a greater after-tax benefit to the executive than receiving the full amount of the payments and benefits.

•	A provision was added conditioning the change in control and severance benefits on the executives entering into an agreement not to compete with the Company or a successor company during their employment with the Company or a successor company or for a one year period after the termination of such employment.

The compensation committee believes it is in the Company’s and our stockholders’ interests to maintain these competitive severance and change in control benefits, to promote the alignment of management’s interests with those of stockholders in evaluating potential change in control transactions by minimizing the distraction that may be caused by personal uncertainties for the executives.

Limitations on Deductibility of Compensation

The Committee has considered the potential impact of Section 162(m) of the Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year for certain named executive officers, unless certain exemption requirements are met. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit under Section 162(m). Stock options granted prior to October 2006 are designed to satisfy the requirements of Section 162(m) for qualified performance-based compensation.

We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Our incentive compensation programs currently are not designed to satisfy the requirements of Section 162(m) for qualified performance-based compensation. However, we believe that all taxable compensation in 2009 paid to those of our Named Executive Officers who are covered by Section 162(m) will be fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth information regarding 2009 compensation for each of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers serving as executive officers as of the end of 2009, plus our former Chief Executive Officer and former Vice President, Operations (collectively, the “Named Executive Officers”). Information regarding 2008 and 2007 compensation is presented, as applicable, for executives who were also Named Executive Officers in 2008 and 2007.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)

David L. Marver(7)	2009	$404,908	$—	$177,000	$221,200	$—	$99,160	$902,268
CEO	2008	$38,750	32,500	—	477,000	—	35,943	584,193
Michael K. Matysik(4)	2009	293,523	—	88,500	161,000	—	3,000	546,023
SVP, CFO and Secretary	2008	248,308	85,500	99,555	—	—	3,000	436,363
	2007	240,000	100,000	—	—	—	3,000	343,000
Kurt B. Lemvigh(5)	2009	431,556	—	—	115,000	78,129	25,883	650,568
VP, International Sales	2008	369,365	38,107	79,997	—	288,893	19,946	796,308
	2007	318,000	36,678	—	—	73,031	19,152	446,861
Robert W. Odell(4)	2009	272,326	—	64,900	271,500	—	3,000	611,726
SVP, Strategy, Design	2008	210,289	90,000	—	190,350	—	3,000	493,639
and Operations
Ralph A. Titus(4)	2009	247,844	—	23,600	143,750	—	3,000	418,194
VP, Marketing and Customer Operations
John R. Hinson(3)	2009	173,773	—	214,463	—	—	149,781	538,017
Former CEO	2008	376,923	180,000	270,900	—	—	10,200	838,023
	2007	350,000	200,000	—	—	—	10,200	560,200
Feroze D. Motafram(6)	2009	189,969	—	—	115,000	—	251,221	556,190
Former VP, Operations	2008	218,077	60,000	99,998	—	—	3,000	381,075
	2007	208,077	75,000	—	—	—	3,000	286,077

(1)	The amount reported in this column for each officer reflects the aggregate grant date fair value of restricted stock unit awards granted to the officer in 2009, computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures. These amounts are not paid to or realized by the officer. Fair value with respect to the restricted stock units is based on the market price of our common stock on the grant date. For Mr. Hinson, the amount also includes $214,463 reflecting the aggregate incremental fair value computed in accordance with accordance with FASB ASC Topic 718 as a result of the acceleration of vesting of 22,500 restricted stock units in connection with Mr. Hinson’s resignation as Chief Executive Officer and entry into a consulting and non-competition agreement as of March 30, 2009. The amounts reported for 2008 and 2007 for all Named Executive Officers have been restated to reflect the aggregate grant date fair value for the respective years, in accordance with new SEC rules.

(2)	The amount reported in this column for each officer reflects the aggregate grant date fair value of stock options granted to the officer in 2009, computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures. These amounts are not paid to or realized by the officer. Assumptions used in the calculation of fair value with respect to the stock options are included in Note 14 to the Company’s audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2009. The amounts reported for 2008 and 2007 for all Named Executive Officers have been restated to reflect the aggregate grant date fair value for the respective years, in accordance with new SEC rules.

(3)	Mr. Hinson ceased being Chief Executive Officer of the Company effective March 30, 2009. “All Other Compensation” for year 2009 with respect to Mr. Hinson represents a severance payment of $145,000, Company contributions to the Company’s 401(k) plan of $3,000 and a car allowance of $1,781.

(4)	“All Other Compensation” for year 2009 with respect to Mr. Matysik, Mr. Odell and Mr. Titus represents Company contributions to the Company’s 401(k) plan.

(5)	In accordance with the terms of his amended and restated employment agreement, all amounts paid to Mr. Lemvigh were made in Great British Pounds. The amounts shown in this table are converted to U.S. dollars using a monthly average exchange rate. All Other Compensation” for year 2009 with respect to Mr. Lemvigh represents Company contributions to the government pension scheme in Denmark.

(6)	Mr. Motafram ceased being an executive officer of the Company effective August 27, 2009. “All Other Compensation” for year 2009 with respect to Mr. Motafram represents Company contributions of $3,000 to the Company’s 401(k) plan and a severance payment of $248,221.

(7)	“All Other Compensation” for Mr. Marver included relocation assistance provided by the Company in the amounts of $87,160 and $35,005 for 2009 and 2008, respectively, as well as Company contributions to the Company’s 401(k) plan in the amount of $3,000 in 2009 and $938 in 2008 and a car allowance of $9,000 in 2009.

2009 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards for each of the Named Executive Officers for 2009.

					All Other	All Other
					Stock	Option
			Estimated Future		Awards:	Awards:	Exercise	Grant Date
			Payouts Under		Number of	Number of	or Base	Fair Value
			Non-Equity Incentive		Shares of	Securities	Price of	of Stock
			Plan Awards		Stock or	Underlying	Option	and Option
		Grant	Target	Maximum	Units	Options	Awards	Awards
Name	Type of Award	Date	($)	($)	(#)	(#)	($/Sh)	($)(2)

David L. Marver	Stock Options	3/31/2009	$150,000	$150,000		140,000	$3.01	$221,200
CEO	Restricted Stock Units	12/02/2009			75,000		2.36	177,000
Michael K. Matysik	Stock Options	5/12/2009	100,320	100,320		70,000	4.12	161,000
SVP, CFO and Secretary	Restricted Stock Units	12/02/2009			37,500		2.36	88,500
Kurt B. Lemvigh	Stock Options	5/12/2009	38,771	38,771	—	50,000	4.12	115,000
VP, International Sales
Robert W. Odell	Stock Options	5/12/2009	72,000	72,000	—	100,000	4.12	230,000
SVP, Strategy, Design	Restricted Stock Units	8/24/2009			—	25,000	3.05	41,500
and Operations		12/02/2009			27,500		2.36	64,900
Ralph A. Titus	Stock Options	5/12/2009	56,250	56,250		62,500	4.12	143,750
VP, Marketing and Customer Operations	Restricted Stock Units	12/02/2009			10,000		2.36	23,600
John R. Hinson			—	—	—	—	—	—
Former CEO
Feroze D. Motafram(1)	Stock Options	5/12/2009	66,150	66,150	—	50,000	4.12	115,000
Former VP, Operations

(1)	Mr. Motafram forfeited this award in connection with his termination of employment on August 27, 2009.

(2)	The amounts reported in this column reflect the grant date fair value for each award computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures.

The following narrative discusses the material information necessary to understand the information in the tables above.

Employment Agreements.  Each of the Named Executive Officers is party to an amended and restated employment agreement with the Company. Executive officer salaries will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. Each of the Named Executive Officers is entitled to participate in the executive bonus plans and/or commission plans adopted and modified by the compensation committee and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements. The amended and restated employment agreements also contain provisions for payments upon termination of employment in certain circumstances, including following a change in control of the Company and Termination with out Cause. These provisions are described in more detail below under Potential

Payments Upon Termination of Employment or Change in Control Arrangement — Amended and Restated Employment Agreements.

Non-Equity Incentive Plan Compensation.  The 2009 Grants of Plan-Based Awards Table, in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” column reflects target and maximum amounts that could be received by each officer under the Company’s 2009 Management Incentive Plan and the sales commission plan for Mr. Lemvigh. Because the target performance goals were not achieved, no payouts were made under the 2009 Management Incentive Plan which is described in more detail above under Compensation Discussion and Analysis under “Cash Incentives”. The amount reported for Mr. Lemvigh under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table was for sales commissions equal to a blended rate of 0.15% of total sales of some of our products through the international sales channel. Mr. Lemvigh’s sales commission is paid annually based on sales made during the year.

Stock Options.  The 2009 Grants of Plan-Based Awards Table reflects stock options granted under our 2002 Plan.  The stock options vest over four years with 25% vesting beginning one year after the date of grant and 1/36 vesting monthly for the remaining three years. The stock option program is described in more detail above under Compensation Discussion and Analysis under “Long-Term Equity Incentive Compensation”.

Restricted Stock Unit Awards.  The 2009 Grants of Plan-Based Awards Table reflects restricted stock unit awards granted under our 2002 Plan. The restricted stock unit awards are expressed in a dollar amount that is converted into a number of units by dividing the dollar amount awarded by the closing price of our common stock on the date of grant. The restricted stock unit award vests in four equal annual installments beginning one year after the date of grant. The restricted stock unit program is described in more detail above under Compensation Discussion and Analysis under “Long-Term Equity Incentive Compensation”.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the Named Executive Officers at 2009 fiscal year-end.

		Option Awards				Stock Awards
						Service-Based
						Equity Awards
							Market
						Number of	Value of
						Shares or	Shares or
						Units of	Units of
		Number of Securities		Option		Stock	Stock
		Underlying Unexercised Options (#)		Exercise	Option	That Have	That Have
	Grant	Exercisable	Unexercisable	Price	Expiration	Not Vested	Not Vested
Name	Date	(#)	(#)	($)	Date	(#)(1)	($)(1)

David L. Marver
CEO
Restricted Stock Units(1)	12/2/2009	—	—	$—	—	75,000	$167,250
Stock Options(2)	10/31/2008	33,334	66,666	9.33	10/31/2018
Stock Options(2)	3/31/2009	—	140,000	3.01	3/13/2019
Michael K. Matysik
SVP, CFO and Secretary
Restricted Stock Units(1)	12/2/2009	—	—	—	—	37,500	83,625
Restricted Stock Units(1)	3/7/2008	—	—	—	—	8,305	18,520
Stock Options(2)	5/12/2009	—	70,000	4.12	5/12/2019
Stock Options(2)	12/14/2006	35,625	9,375	8.38	12/14/2016
Stock Options(3)	11/9/2005	25,000	—	9.05	11/9/2015
Stock Options(2)	2/11/2004	23,644	—	12.07	2/11/2014
Stock Options(2)	2/11/2004	14,948	—	12.07	2/11/2014
Stock Options(2)	2/10/2003	13,667	—	7.77	2/10/2013
Stock Options(2)	2/10/2003	5,628	—	7.77	2/10/2013
Stock Options(4)	6/27/2002	115,777	—	10.84	6/27/2012
Kurt B. Lemvigh
VP, International Sales
Restricted Stock Units(1)	3/7/2008	—	—	—	—	6,644	14,816
Stock Options(2)	5/12/2009	—	50,000	4.12	5/12/2019
Stock Options(2)	12/14/2006	23,750	6,250	8.38	12/14/2016
Stock Options(3)	11/9/2005	15,000	—	9.05	11/9/2015
Stock Options(2)	10/1/2004	7,500	—	19.70	10/1/2014
Stock Options(2)	12/31/2003	5,000	—	39.90	12/31/2013
Stock Options(2)	10/24/2002	2,500	—	17.50	10/24/2012
Stock Options(2)	9/26/2001	10,000	—	24.00	9/26/2011
Robert W. Odell
SVP, Strategy, Design and Operations
Restricted Stock Units(1)	12/2/2009	—	—	—	—	27,500	61,325
Stock Options(2)	8/24/2009	—	25,000	3.05	8/24/2019
Stock Options(2)	5/12/2009	—	100,000	4.12	5/12/2019
Stock Options(2)	2/25/2008	21,563	23,437	8.25	2/25/2018
Ralph A. Titus
VP, Marketing and Customer Operations
Restricted Stock Units(1)	12/2/2009	—	—	—	—	10,000	22,300
Restricted Stock Units(1)	3/7/2008	—	—	—	—	6,644	14,816
Stock Options(2)	5/12/2009	—	62,500	4.12	5/12/2019
Stock Options(2)	8/8/2007	16,146	8,854	9.62	8/8/2017
John R. Hinson(5)
Former CEO		—	—	—	—	—	—
Feroze D. Motafram(6)
Former VP, Operations		—	—	—	—	—	—

(1)	Restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	25% of the shares subject to the option vests on the one-year anniversary of the grant date and 1/36th of the shares subject to the option vest monthly thereafter for the next 3 years.

(3)	100% of the shares subject to the option were vested and immediately exercisable upon grant.

(4)	25% of the shares subject to the option vested on the six-month anniversary of the grant date and 1/36th of the shares subject to the option vest monthly thereafter.

(5)	In connection with Mr. Hinson’s resignation as Chief Executive Officer and entry into a consulting and non-competition agreement, the vesting of Mr. Hinson’s 2008 restricted stock unit award was fully accelerated as of March 30, 2009, and his outstanding stock options were cancelled as of June 30, 2009. See Potential Payments Upon Termination of Employment or Change of Control below.

(6)	In connection with Mr. Motafram’s termination of employment as of August 27, 2009, his outstanding restricted stock awards and unvested stock options were forfeited as of that date and his outstanding vested stock options were cancelled as of November 27, 2009.

2009 Option Exercises and Stock Vested

For the year 2009, the following table provides, for each of our Named Executive Officers, the number of stock options exercised and stock awards vested and the value realized due to the exercise or vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

David L. Marver	—	$—	—	$—
CEO
Michael K. Matysik	—	—	2,769	7,615
SVP, CFO and Secretary
Kurt B. Lemvigh	—	—	—	—
VP, International Sales
Robert W. Odell	—	—	—	—
SVP, Strategy, Design and Operations
Ralph A. Titus	—	—	2,215	6,091
VP, Marketing and Customer Operations
John R. Hinson	171,103	240,948	30,000	85,875
Former CEO
Feroze D. Motafram	—	—	2,769	7,615
Former VP, Operations

(1)	Based on the difference between the exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)	Based on the closing price of our common stock on the vesting date.

Potential Payments Upon Termination of Employment or Change in Control

Amended and Restated Employment Agreements

The amended and restated employment agreements with certain of our Named Executive Officers provide for payments to such Named Executive Officers upon specified termination of employment events. Each of the agreements with the Named Executive Officers may be terminated (i) upon the death or total disability of the Named Executive Officer or (ii) by us or by the Named Executive Officer at any time for any reason; provided that with respect to Mr. Lemvigh, he is provided two months’ notice for termination by us for cause (as the term “cause” is defined in Mr. Lemvigh’s agreement) and six months’ notice for termination by us for any other reason, and Mr. Lemvigh provides one month’s notice for termination by him for any reason. If the Named Executive Officer’s employment is terminated due to death, total disability or voluntary termination without Good Reason, he will be entitled to receive any base salary due at that time.

Under local law, Mr. Lemvigh is entitled to receive severance payments if his employment is voluntarily terminated by him or us or if his employment is terminated by us without cause in amounts equal to $193,854 and $387,708, respectively. If a Change in Control occurs during the term of the Named Executive Officer’s employment with us and we terminate the Named Executive Officer’s employment without Cause in connection with the change in control, the successor employer terminates the Named Executive Officer’s employment without Cause within 24 months of the consummation of the Change in Control, or the Named Executive Officer terminates his employment for Good Reason in connection with the change in control or within 24 months of the consummation of the change in control (each such event a “Change in Control Trigger Event”), the Named Executive Officer will be entitled to receive, in addition to any benefits to which he is entitled under our employee benefit plans and equity and incentive compensation plans, the following benefits:

1. Severance payments equal to the higher of the Named Executive Officer’s base salary in effect immediately prior to the change in control or his base salary in effect immediately prior to termination and to a specified percentage of his target annual bonus, to be paid out over the number of months following the termination date in the course of the Company’s or the successor employer’s regularly scheduled payroll as follows:

Mr. Marver — 24 months salary and 200% target bonus

Mr. Matysik — 18 months salary and 150% target bonus

Mr. Odell — 18 months salary and 150% target bonus

Mr. Titus — 12 months salary and 100% target bonus

Mr. Lemvigh — 6 months salary

2. Continuation of health, dental and vision insurance, at substantially equivalent coverage to those in place as of the termination date, and life insurance, including supplemental coverage, if and as allowed under the policy’s portability clause, for no less than the period of months specified for each Named Executive Officer in 1 above, and other benefits substantially equivalent to those in place as of the termination date, for the period of months specified for each Named Executive Officer in 1 above;

3. Any unpaid salary as of the date the Named Executive Officer’s employment terminates;

4. Any earned and unpaid bonus for the year the Named Executive officer terminates, prorated through the date of termination;

5. Acceleration of vesting of 100% of the Named Executive Officer’s then unvested options to purchase shares of the Company’s common stock or shares of common stock of the successor employer issued in substitution of the Company’s common stock in connection with the change in control and 100% of the Named Executive Officers then unvested restricted stock units or other similar stock based awards; and

6. If the foregoing benefits, when aggregated with any other payments or benefits received by a Named Executive Officer, or to be received by a named executive, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments will be reduced if and to the extent doing so results in a greater after-tax benefit to the executive than receiving the full amount of the payments described in 1-5 above.

If the Company terminates the executive’s employment without Cause or the executive resigns for good reason not in connection with a change in control, the Named Executive Officer will be entitled to receive, in addition to any benefits to which he is entitled under our employee benefit plans the following benefits:

1. Severance payments equal to the executive’s base salary in effect immediately prior to termination, to be paid out over the number of months following the termination date in the course of the Company’s regularly scheduled payroll as follows:

Mr. Marver — 18 months

Mr. Matysik and Mr. Odell — 12 months

Mr. Titus — 9 months

Mr. Lemvigh — 6 months

2. Continuation of health, dental and vision insurance, at substantially equivalent coverage to those in place as of the termination date, and life insurance, including supplemental coverage, if and as allowed under the policy’s portability clause, for no less than the period of months specified for each Named Executive Officer in 1 above, and other benefits substantially equivalent to those in place as of the termination date, for the period of months specified for each Named Executive Officer in 1 above;

3. Unpaid salary as of the date the Named Executive Officer’s employment terminates;

4. Any earned and unpaid bonuses for the year the Named Executive Officer’s employment terminates, pro-rated through the date of termination.

Under the amended and restated employment agreements, a “Change in Control” occurs upon:

1. A merger or consolidation of the Company with or into any other company, entity or person;

2. A sale, lease, exchange or other transfer, in one transaction or a series of transactions undertaken with a common purpose, of all or substantially all of the Company’s then outstanding securities or all or substantially all of the Company’s assets;

3. The purchase of a significant portion of our common stock without approval of a majority of our incumbent directors; or

4. A successful proxy contest, which is stated in terms of the board becoming composed of a majority of persons that are not incumbent directors (or appointed or nominated by incumbent directors). Under the amended and restated employment agreements, “Good Reason” means the occurrence of any of the following and the failure of the Company or a successor company to cure within 30 days after receipt of written notice from the officer asserting that Good Reason exists and specifying the circumstances constituting such Good Reason: a material reduction in title, status, authority or responsibility, a material reduction in salary or bonus opportunity or material adverse modifications to stock option award or plan, a material breach of the agreement by the Company or a successor company, or required relocation more than 50 miles from the current place of employment.

Under the amended and restated employment agreements, “Cause” means the occurrence of one or more of the following events: (i) willful misconduct, insubordination or dishonesty or material violation of Company policies and procedures which results in a material adverse effect on the Company; (ii) continued failure to satisfactorily perform duties after written notice by the Company of the areas of deficiency; (iii) willful actions in bad faith or intentional failures to act in good faith that materially impair the Company’s business, goodwill or reputation; (iv) conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Company’s reasonable belief that the executive engaged in a violation of any statute, rule or regulation governing the Company that is harmful to the Company’s business or reputation; the Company’s reasonable belief that the executive engaged in unethical practices, dishonesty or disloyalty; (v) current use of illegal substances; (vi) material violation of the executive’s confidentiality agreement; or (vii) solely for purposes of a termination without cause other than in connection with a change in control, the Company fails as a business enterprise.

If we terminate the employment of Messrs. Marver, Matysik, Lemvigh, Titus or Odell with Cause, the successor employer terminates such executive officer’s employment with Cause within 24 months of the consummation of the Change in Control, or such executive officer terminates his employment without good reason in connection with the Change in Control or within 24 months of the Change in Control, he will be entitled to receive only base salary due to him. In all termination of employment events in connection with a Change in Control as described above, Mr. Lemvigh is entitled to six months’ notice during which he is entitled to receive base salary and benefits in effect as of the date of such notice.

All severance payments and benefits under the employment agreements are contingent on the executive’s signing a full release and complying with the terms of a confidentiality; non solicitation; and non competition agreement entered into with the Company.

Other Change in Control Arrangements

Pursuant to both the 1998 Plan and the 2002 Plan, in the event of certain corporate transactions, such as the sale of all or substantially all of our securities or assets or a merger, the 1998 Plan and the 2002 Plan each provide that each outstanding award will be assumed or substituted with a comparable award by the surviving corporation or acquiring corporation. If the surviving corporation or acquiring corporation does not assume or substitute awards, outstanding awards will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on stock awards also will lapse. In the event of our dissolution or liquidation, such awards terminate if not exercised prior to such event.

Pursuant to our 2002 Employee Stock Purchase Plan (“ESPP”), in the event of certain corporate transactions, such as a merger, consolidation or sale of all or substantially all of our assets, each outstanding right to purchase shares under the ESPP will be assumed or an equivalent right substituted by the acquiring or surviving corporation. If such corporation does not assume or substitute for the right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of our proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

Pursuant to the 1997 Plan, in the event of certain corporate transactions, such as the sale of substantially all of our securities or assets or a merger, the shares subject to each option outstanding under the 1997 Plan at the time of such corporate transaction will automatically become 100% vested and exercisable immediately prior to the effective date of the corporate transaction. In addition, all outstanding repurchase rights under the stock issuance program under the 1997 Plan will also terminate automatically, and the shares subject to those terminated rights will immediately vest in full, in the event of any corporate transaction. The plan administrator under the 1997 Plan also has the discretion, exercisable at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of our repurchase rights with respect to the shares).

Estimated Potential Payments Upon Termination of Employment or Change in Control Table

The table below reflects the estimated potential cash amount payable to Mr. Lemvigh if his employment was voluntarily terminated by him or us or if his employment was terminated by us without cause on December 31, 2008 and the estimated potential amounts payable upon Change in Control Triggering Event for each of the Named Executive Officers.

Amounts reported for the Change in Control Triggering Event assume a change in control and termination of employment on December 31, 2009. The amounts in the Cash Severance row include the total cash payment to be made to each Named Executive Officer for the severance period for that officer and the amount of the target bonus and/or non-equity incentive plan compensation the Named Executive Officer was awarded in fiscal 2009. The amounts in the Value of Accelerated Restricted Stock Units column under Change in Control Triggering Event assume that the price of our common stock on which certain of the calculations are made was $2.23 per share, the closing price of our common stock on December 31, 2009. These amounts reflect the market value of unvested restricted stock units that would vest. All stock options as of December 31, 2009 had an exercise price greater than the closing price of our common stock on that date, no amounts are attributable to the accelerated vesting of such awards.

As of December 31, 2009, no portion of the total severance payable to each of our Named Executive Officers constituted a “parachute payment” for which the executive was entitled to a “gross up” payment pursuant to his employment agreement.

			Involuntary
			Termination		After Change
			Before		in Control
			Change in		Involuntary
			Control		Termination
			Without		Without
			Cause or		Cause or
		Voluntary	for Good	Upon Change	for Good
Name	Benefit	Termination	Reason	in Control	Reason

David L. Marver	Cash Severance	$—	$720,000	$—	$1,920,000
President and CEO	Restricted Stock Acceleration	—	167,500	167,500	167,500
	Health Care Continuation	—	10,314	—	13,752

	Total	—	897,314	167,500	2,101,252
Michael K. Matysik	Cash Severance	—	310,000	—	697,500
SVP, CFO and Secretary	Restricted Stock Acceleration	—	102,145	102,145	102,145
	Health Care Continuation	—	16,359	—	24,539

	Total	—	428,504	102,145	824,184
Kurt B. Lemvigh	Cash Severance	193,854	193,854	—	193,854
VP, International	Restricted Stock Acceleration	—	14,816	14,816	14,816
	Health Care Continuation	—	1,017	—	1,017

	Total	193,854	209,687	14,816	209,687
Robert W. Odell	Cash Severance	—	305,000	—	686,250
SVP, Strategy, Design and Operations	Restricted Stock Acceleration	—	61,325	61,325	61,325
	Health Care Continuation	—	15,541	—	23,312

	Total	—	381,866	61,325	770,887
Ralph A. Titus	Cash Severance	—	180,000	—	312,000
VP, Marketing and Customer Operations	Restricted Stock Acceleration	—	37,116	37,116	37,116
	Health Care Continuation	—	12,269	—	16,359

	Total	—	229,385	37,116	365,475

Mr. Hinson voluntarily resigned as Chief Executive Officer effective March 30, 2009. Accordingly, he was not entitled to any of the amounts described in the table above. To retain access to Mr. Hinson’s skills and relationships resulting from his ten years of experience with the Company and to restrict him from competing with the Company, Mr. Hinson and the Company entered into a consulting and non-competition agreement for a one-year period ending on March 30, 2010 pursuant to which Mr. Hinson was paid $250 per hour for consulting services and in addition received a total aggregate payment of $190,000 over a 12-month period. Also pursuant to the agreement, the vesting of Mr. Hinson’s 22,500 restricted stock units was fully accelerated as of March 30, 2009, with a value of $65,250, based on the closing price of our common stock on that date. Mr. Hinson’s unvested stock options were cancelled as of March 30, 2009 and his vested and unexercised stock options were cancelled as of June 30, 2009.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders and our annual report on Form 10-K for the year ended December 31, 2009.

THE COMPENSATION COMMITTEE

Timothy C. Mickelson
W. Robert Berg
Christopher J. Davis

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our board of directors has delegated to our audit committee the responsibility for reviewing related person transactions. In accordance with its written charter, the audit committee reviews the material facts of all related-person transactions, including transactions between the Company and our officers or directors (or affiliates of officers or directors), that require the committee’s approval under the applicable rules of the Securities and Exchange Commission and NASDAQ. The audit committee either approves or disapproves the entering into of each related person transaction. If advance review or approval is not feasible prior to the entry into of a particular related person transaction, the audit committee will review that transaction after it has been entered into and determine whether to ratify such transaction. To the Company’s knowledge, since January 1, 2009 no director, executive officer, greater than 5% stockholder or any of their immediate family members has had a material interest in any of the Company’s ongoing business transactions or relationships.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 15, 2010, by:

•	each person known to the board of directors to own beneficially 5% or more of our common stock;

•	each of our directors and nominees;

•	each of the executive officers named in the summary compensation table; and

•	all of our directors and executive officers as of March 15, 2010 as a group.

Percent of Shares Beneficially Owned

	Number of
	Shares
	Beneficially	Percent of
	Owned	Outstanding
Name of Beneficial Owner	(1)	Shares

More than 5% Stockholders
Entities affiliated with Perseus L.L.C.(2)	3,054,885	13.2%
2099 Pennsylvania Avenue, Suite 900
Washington, DC 20006-7813
Goldman Sachs Asset Management, L.P.(3)	2,145,481	9.3%
32 Old Slip
New York, NY 10005
Dimensional Fund Advisors, LP(4)	1,930,732	8.4%
1299 Ocean Avenue, 1st Floor
Santa Monica, CA 90401
Wells Fargo & Company(5)	1,574,234	6.8%
420 Montgomery Street
San Francisco, CA 94104
Directors and Nominees
Ruediger Naumann-Etienne(6)	488,987	2.1%
W. Robert Berg(7)	47,105	*
Christopher J. Davis(2)	1,000	*
David L. Marver(8)	86,792	*
Timothy C. Mickelson(9)	17,251	*
Named Executive Officers
John R. Hinson	105,868	*
Michael K. Matysik(10)	290,925	1.3%
Kurt B. Lemvigh(11)	85,465	*
Feroze D. Motafram	1,678	*
Robert W. Odell(12)	52,000	*
Ralph A. Titus(13)	40,484	*
All directors and executive officers (11 persons)(14)	1,334,193	5.8%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after March 15, 2010 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 15, 2010, we had 23,121,569 shares of common stock outstanding. Except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the number of shares listed opposite the shareholder’s name. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021.

(2)	Consists of 3,054,885 shares owned by Perseus Acquisition/Recapitalization Fund, LLC, Perseus Market Opportunity Fund, LP and Cardiac Science Co-Investment, LP. Frank H. Pearl, an executive officer of Perseus, LLC, may be deemed a beneficial owner of the shares.

Christopher J. Davis, is a member of our board of directors and a Managing Director of Perseus, LLC. Perseus Acquisition/Recapitalization Management, LLC is a Managing Member of Perseus Acquisition/Recapitalization Fund, LLC. Perseuspur, LLC is a Managing Member of Perseus Acquisition/

Recapitalization Management, L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/ Recapitalization Management, LLC and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/Recapitalization Fund, LLC. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/ Recapitalization Fund, LLC.

Perseus Market Opportunity Partners, L.P. is a General Partner of Perseus Market Opportunity Fund, L.P. Perseus Market Opportunity Partners GP, L.L.C. is a General Partner of Perseus Market Opportunity Partners, L.P. Perseus, LLC is a Managing Member of Perseus Market Opportunity Partners, G.P., L.L.C. Perseuspur, LLC is a Managing Member of Perseus, LLC. By reason of such relationships, each of (i) Perseus Market Opportunity Partners, L.P., (ii) Perseus Market Opportunity Partners GP, L.L.C., (iii) Perseus, LLC and (iv) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P. Mr. Frank H. Pearl, a Managing Director of Perseus, LLC, may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P.

Perseus Acquisition/Recapitalization Management, L.L.C. is a General Partner of Cardiac Science Co-Investment, L.P. Perseuspur, LLC is a Managing Member of Perseus Acquisition/Recapitalization Management L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/Recapitalization Management, L.L.C. and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co-Investment, L.P. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co-Investment, L.P.

(3)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 12, 2010. According to such filing, Goldman Sachs Asset Management, L.P. has shared voting power with respect to 1,891,896 shares and shared dispositive power with respect to all shares.

(4)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 8, 2010. According to such filing, Dimensional Fund Advisors, L.P. has sole voting power with respect to 1,916,885 shares and sole dispositive power with respect to all shares.

(5)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on January 21, 2010. As reported in the Schedule 13G/A, Wells Fargo & Company has sole voting power with respect to 1,549,331 shares, sole dispositive power with respect to 1,483,834 shares and shared dispositive power with respect to zero shares.

(6)	Includes 392,239 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(7)	Includes 40,702 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(8)	Includes 74,167 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(9)	Consists of 11,251 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(10)	Consists of 253,665 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(11)	Includes 77,500 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(12)	Consists of 49,375 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(13)	Consists of 32,813 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

(14)	Includes 1,035,246 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days after March 15, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 about our common stock that may be issued upon the exercise of outstanding stock options and other rights granted to employees, consultants or directors under our currently existing equity compensation plans.

			Number of
			Securities
			Remaining Available
			for Future Issuance
			Under Equity
	Number of		Compensation Plans
	Securities to be	Weighted Average	(Excluding
	Issued Upon	Exercise Price of	Securities
	Exercise of	Outstanding	Reflected in
Plan Category	Outstanding Options	Options,(1)	the First Column)

Equity compensation plans approved by security holders	2,319,861	$6.43	878,761	(2)(3)(4)
Equity compensation plans not approved by security holders	810,062	24.23	—

Total	3,129,923	$11.04	878,761

(1)	Weighted average exercise price is calculated for outstanding stock options and does not include any value with respect to outstanding restricted stock units.

(2)	Includes 755,343 shares remaining available for purchase under the 2002 ESPP. The 2002 ESPP includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 175,419 shares, (2) an amount equal to 2 percent of the outstanding shares of the common stock as of the end of the immediately preceding year on a fully diluted basis, and (3) a lesser amount determined by our board of directors. Excludes 175,419 additional shares of common stock that became available for purchase under the 2002 ESPP on January 1, 2010 pursuant to the evergreen formula.

(3)	Includes 123,418 shares remaining available for issuance under the 2002 Plan. The 2002 Plan includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 526,260 shares, (2) an amount equal to 3 percent of the number of shares of common stock outstanding on a fully diluted basis as of the end of our immediately preceding year, and (3) a lesser amount determined by our board of directors. Excludes 526,260 additional shares of common stock that became available for issuance under the 2002 Plan on January 1, 2010 pursuant to the evergreen formula. Also excludes shares that will become issuable under the 2002 Plan if and when they cease to be subject to outstanding awards (other than by reason of exercise or settlement of the awards) under our 1998 Plan (which was suspended on the effective date of our initial public offering). Shares available for issuance under the 2002 Plan may be issued pursuant to stock options, stock awards or stock units.

(4)	Our equity grant program for our non-employee directors, is administered under the terms and conditions of our 2002 Stock Incentive Plan (the “2002 Plan”). Under the program, each non-employee director automatically receives an initial restricted stock unit grant for 4,000 units upon appointment and an annual grant for 4,000 units immediately following each year’s annual meeting, except that any non-employee director who received an initial grant within three months before or on the date of an annual meeting will not receive an annual grant until immediately following the second annual meeting after the date of the initial grant. The restricted stock units vest and become payable in common stock in four equal annual installments beginning one year after the grant date. If a non-employee director ceases to be a director of the Company, the unvested units will continue to vest, except that in the event of a non-employee director’s death the units will vest immediately and in the event a non-employee director resigns from the board without the consent of a majority of the board then in office any unvested units will be forfeited. In the event of any Company Transaction (as defined in the 2002 Plan), the vesting of the unvested units will accelerate, and the forfeiture restrictions will lapse, if and to the extent that the vesting of outstanding options granted under the 2002 Plan accelerates in connection with the Company Transaction. If unvested options are assumed or substituted by a successor company without acceleration upon the occurrence of a

Company Transaction, the vesting and forfeiture provisions to which the unvested units are subject will continue with respect to the assumed or substituted restricted stock unit awards.

Description of Equity Compensation Not Approved By Stockholders

Equity Compensation Awards Granted Outside of the 2002 Plan

During 2009, the Company’s board of directors granted one nonqualified stock option outside of the 2002 Plan but governed by the terms and conditions of the 2002 Plan as inducement awards for a newly hired employee.

Administration.  These options may be administered by our board of directors or any committee appointed by the board to administer the 2002 Plan (the “plan administrator”). The plan administrator’s decisions, determinations and interpretations are binding on the holders of these options.

Vesting and Exercise.  The exercise price for shares purchased under these options must be paid in a form acceptable to the plan administrator, which forms may include cash, a check, shares of already owned common stock, a broker-assisted cashless exercise or such other consideration as the plan administrator may permit. Each of these options will vest and become exercisable by the holder based on a vesting schedule as follows: 25% after the first year and 1/36th of the remaining shares subject to the option each month thereafter. Unless the plan administrator determines otherwise, options vested as of the date of termination of each optionee’s employment or service relationship with the Company by reason of death or disability generally will be exercisable for one year after the date of termination unless the option term expires as of an earlier date. In the event of termination for a reason other than death or disability, these options will be exercisable for a period of time determined by the plan administrator, generally three months after the date of termination, and in no event may these options be exercisable after the expiration of their respective terms. A transfer of employment or service relationship between us, our subsidiaries and any parent of the Company will not be deemed a termination for purposes of these options.

Transferability.  Unless otherwise determined by the plan administrator, these options may not be transferred or assigned except by will or the laws of descent and distribution, and may not be exercised by anyone other than the holder during the holder’s lifetime.

Adjustment of Shares.  In the event of stock splits, stock dividends, reclassification or similar changes in our capital structure, the board of directors, in its sole discretion, will make equitable adjustments in (a) the number of shares covered by each of these options and (b) the purchase price of the common stock underlying each option.

Company Transaction.  In the event of a merger or consolidation of the Company with or into any other company or a sale, lease, exchange or other transfer of all or substantially all of our then outstanding securities or all or substantially all of our assets, these options will be assumed or substituted by the successor company. If the successor company refuses to assume or substitute for these options, these options will become immediately vested and exercisable immediately prior to the effective date of the transaction and will then be terminated.

Termination and Amendment.  The board of directors may at any time amend these options. No amendment of these options may impair the rights of the holder of the amended option without that holder’s written consent. These options will expire on the tenth anniversary of the grant date, unless earlier terminated by their terms.

1997 Stock Option/Stock Issuance Plan and Equity Compensation Awards Granted Outside of the 1997 Plan

In connection with the 2005 merger of CSI and Quinton, we assumed the 1997 Plan and certain outstanding options that were granted by CSI outside of the 1997 Plan, but subject to the terms and conditions of the 1997 Plan.

Number of Shares.  A total of 810,062 shares are subject to outstanding options under the 1997 Plan.

Administration.  The 1997 Plan provided that the board of directors (or committee), shall administer the 1997 Plan. Subject to the terms of the 1997 Plan, the board of directors (or committee) has authority to determine and designate those employees, including officers, and directors, consultants and advisors, who are to be granted options or shares and the number of shares underlying such options. Subject to the express provisions of the 1997 Plan, the board of directors (or committee) also has the authority to interpret the 1997 Plan and to prescribe, amend and rescind the rules and regulations relating thereto.

Types of Awards.  The 1997 Plan authorized the granting of incentive stock options to employees of us or any of our subsidiaries, including officers, and non-statutory stock options to employees, including officers, and directors, as well as to certain consultants and advisors. The 1997 Plan also authorized direct issuance of stock to eligible participants in the 1997 Plan at a price per share of not less than 85% of the fair market value on the date of issuance, payable in cash, by check, or, if permitted under the terms of the grant, by promissory note. The consideration for such shares may also be past services rendered to us. Such stock issuances may vest immediately or in one or more installments as determined by the board of directors. The holder of such stock, however, shall have full stockholder rights with respect to said stock, whether or not vested.

Adjustment of Shares.  The maximum amount of shares issuable upon the exercise of options or direct issuance and the number of shares and exercise price per share in effect under each outstanding option are subject to adjustment upon the occurrence of certain events, including, but not limited to, stock dividends, stock splits, combinations, mergers, consolidations, reorganizations, reclassifications, exchanges or other capital adjustments.

Exercise Prices.  The option price for the common stock underlying the options is determined by the board of directors or a committee designated by the board of directors and consisting of two or more members, but in no event shall it be, with respect to incentive stock options, less than 100% of the fair market value of the common stock on the date it is granted (110% in the case of optionees who own more than 10% of the voting power of all classes of stock). The exercise price for non-statutory options may be less than 100% of the fair market value of the common stock on the date the option is granted. The Code limits to $100,000 the fair market value (determined at the time the option is granted) of the common stock with respect to which incentive options are first exercisable by any individual employee during any calendar year.

Term of Options.  No option granted under the 1997 Plan may be exercised after the expiration of the option, which may not, in any case, exceed ten years from the date of grant (five years in the case of incentive options granted to persons who own more than 10% of the voting power of all classes of stock). Options granted under the 1997 Plan are exercisable on such basis as determined by the board of directors.

Company Transaction.  In the event of a liquidation or dissolution of us or a merger or consolidation of us resulting in a transfer of more than 50% of the voting power of our securities, any unexercised options granted under the 1997 Plan shall, immediately prior to such transaction, become fully exercisable. If not exercised prior to such transaction, all options shall be deemed cancelled unless the surviving corporation in any such merger or consolidation elects to assume the options under the 1997 Plan. All shares of stock issued pursuant to the 1997 Plan shall also be immediately vested in the event of such a transaction.

Option Exercise.  The exercise of an option is contingent upon receipt by us of a written notice of exercise from the holder thereof, and payment to us, either in cash, a check to our order, or, in certain circumstances, shares of common stock, of the purchase price for the shares of common stock. Options granted under the 1997 Plan may not be transferred by the participant other than by will or the laws of descent and distribution and may be exercised during the holder’s lifetime only by such holder.

Termination of Service.  If an employee or director by reason of a termination of such relationship other than disability or misconduct ceases to be an employee or director prior to his exercise of the option, the option granted to such employee or other person shall automatically terminate, lapse and expire 90 days from the date of termination. If an employee or director ceases to be an employee or a director of us by reason of disability, such holder may exercise any option he holds at any time within twelve months from the date of termination for such cause, but only to the extent the holder had the right to exercise such option at the date of such termination. If an employee or director dies while holding an outstanding option, his option rights may be exercised by the person or persons to whom such rights under the option are transferred by will or the laws of descent and distribution within twelve months from the date of death.

Termination.  The 1997 Plan terminated in December 2007.

STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at our 2011 Annual Meeting of Stockholders must be received by us not later than December 10, 2010 in order to be included in the proxy statement and proxy relating to that annual meeting. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting. Stockholders who intend to nominate persons for election to the board of directors or to present a proposal at the 2011 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Amended and Restated Bylaws. These advance notice provisions apply regardless of whether a stockholder seeks to include such proposals in our proxy statement. Notice of nominations or other business proposed to be considered by stockholders at the Annual Meeting of Stockholders, complying with Sections 2.5 and 2.6 of our Amended and Restated Bylaws, as applicable must be delivered to our Corporate Secretary no earlier than February 20, 2011 and no later than March 22, 2011. Notices should be sent to: Cardiac Science Corporation, Attn: Corporate Secretary, 3303 Monte Villa Parkway, Bothell, Washington 98021. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our Annual Report to Stockholder for 2009, which includes our Annual Report on Form 10-K for the year ended December 31, 2009 (not including exhibits), is available at the website specified in the Notice of Internet Availability of Proxy Materials. Upon written request to: Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021, Attention: Investor Relations, we will provide, without charge, an additional copy of our 2009 Annual Report on Form 10-K. We will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the annual Report on From 10-K (including exhibits) by accessing our corporate website at http://www.cardiacscience.com or the SEC’s website at www.sec.gov.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

CARDIAC science

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CARDIAC SCIENCE CORPORATION

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

____

Ratification of Auditors

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CARDIAC SCIENCE CORPORATION ATTN: SOPHIE KATHER-PROXY 3303 MONTE VILLA PARKWAY BOTHELL, WA 98021 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Cardiac Science Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cardiac Science Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23613-P88448 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CARDIAC SCIENCE CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL ITEMS. 0 0 0 Vote on Directors 1. Election of Directors Nominees: 01) Ruediger Naumann-Etienne, Ph.D. 02) Ronald A. Andrews Ratification of Auditors For Against Abstain 2. Vote to ratify appointment of KPMG, LLP as 0 0 0 our independent registered public accounting firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. VOTE “FOR” ALL ITEMS. 0 0 0 Vote on Directors 1. Election of Directors Nominees: 01) Ruediger Naumann-Etienne, Ph.D. 02) Ronald A. Andrews Ratification of Auditors For Against Abstain 2. Vote to ratify appointment of KPMG, LLP as 0 0 0 our independent registered public accounting firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2010: The Notice and Proxy Statement and Annual Report / Form 10-K are available at www.proxyvote.com. CARDIAC SCIENCE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 20, 2010 The stockholder(s) hereby appoint(s) Michael K. Matysik and Todd T. Alberstone, and each of them, with the power to act without the other and with the power of substitution as proxies and attorneys-in-fact and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cardiac Science Corporation that the stockholder(s) is/are entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on May 20, 2010, at the offices of Cardiac Science Corporation, located at 3303 Monte Villa Parkway, Bothell, Washington 98021, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM.